Exhibit 5.1

James Fry, Esq.
P.O. Box 23009
Tucson, AZ 85734
Telephone (520) 806-4192
Facsimile  (520) 806-8454



March 12, 2005


Board of Directors
Global Aircraft Solutions, Inc.
P.O. Box 23009 Tucson, AZ 85734


Ladies and Gentlemen:

I have acted as corporate counsel to Global Aircraft Solutions, Inc. formerly Renegade Venture (NEV.) Corporation, Inc., a Nevada corporation ("the Company"), in connection with a Registration Statement on SB2 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). The Registration relates to the proposed registration of 31,348,080shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock") of the Company to be held by the security holders named in the registration statement.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other documents as I have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Certificate of Incorporation and By-Laws of the Company, as amended; and (b) resolutions adopted by the Board of Directors of the Company at a meeting held on May 18, 2004 and .

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.


This opinion letter has been prepared for your use in connection with the Registration Statement.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the references to myself under the heading "Legal Matters" in the Registration Statement

Sincerely,

/s/ James A. Fry
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